Competitive Structure

Soy Proteins in Sports and Fitness Nutrition Market: Competitive Structure (U.S.), 2010

Number of Companies in the Market	About xx
Types of Competitors	Tier 1 includes multinational companies active in US as well as globally. Tier 2 & 3 companies, export and distribute in US.
Major Market Participants	Solae LLC,, Archer Daniels Midland Company, and Cargill, Inc.
Industry Structure	Top three companies have market share close to xx per cent.
Key End-user Groups	Meat industry, health and wellness foods, bakery industry, other traditional human food, animal feed, and pet food.
Competitive Factors	Product quality and price of the product Customized products for applications Technological advancements on health and nutrition benefits

Source: Frost & Sullivan

Market Share Analysis

Soy Proteins in Sports and Fitness Nutrition Market: Market Share Analysis (U.S.), 2010


65%
25%
2%
8%
Solae LLC
Archer Daniels Midland Company
Cargill Inc
others (solbar, Legacy Foods LLC)

Note: All figures are rounded; the base year is 2010. Source: Frost & Sullivan

In 2010, Solae LLC was the market leader with most dominant position, followed by Archer Daniels Midland Company at second and Cargill, Inc, at third position. All the three companies are active globally and have been active in this market for long time.

Amino Acids in the U.S. Sports
and
Fitness Nutrition Market



Market Overview

- Amino acids are building blocks of proteins, which contain both essential and non essential amino acids.
- One of the most popular amino acids found in supplements are branched chain amino acids (BCAA), BCAAs serve as source of energy for muscles and prevent breakdown of muscle tissue during stress by replenishing glycogen store.
- BCAAs delay the onset of fatigue during physical activity.
- Other amino acids being covered in this study are L carnetinine, Arginine, and Glutamine.
- Arginine assists in protein synthesis and secretion of hormones, which is required for muscle building. This is also commonly used in supplements.
- L carnetinine helps in the usage of fat as energy source by supplying fatty acids into mitochondria (power house of the cell) to release energy for body activities.
- Glutamine plays an important role in protein metabolism and is an important nutrient for athletes.
- BCAAs (leucine, isoleucine, and valine) are most sought after among amino acids due to their benefits as sports and fitness nutrition ingredients.

Market Engineering Measurements

Amino Acids in Sports and Fitness Nutrition Market: Market Engineering Measurements (U.S.), 2010

Measurement Name	Measurement	Trend
Market age	Growth stage	Increasing
Revenues	$xx.x million	
Potential revenues (maximum future market size)	$xxx.x million	
Base year market growth rate	x.x%	
Compound annual growth rate	x.x%	
Competitors (active market competitors in base year)	xx	
Market concentration (percent of base year market controlled by top four competitors)	xx%	

Note: All figures are rounded; the base year is 2010. Source: Frost & Sullivan

Market Engineering Measurements (Contd…)

Market Age - The amino acids in U.S. sports and fitness nutrition market was in growth stage in 2010. It presents many growth opportunities.

Potential Revenues - This represents the estimated market size (in USD) in 2017, considering the current trends and expected capacity increases. This market is expected to reach **$xxx.x million in 2017**.

Revenues - This represents the market size (in USD) based on production. The amino acids in U.S. sports and fitness nutrition market was valued at **$xx.x million in 2010**, which experienced an increase from $xx.x million in 2009.

Base Year Market Growth Rate - This indicates the market's base year growth rate in terms of revenues. The growth rate for the soy proteins market was x.x **percent in 2010 over the previous year**.

Compound Annual Growth Rate - This represents the average annual revenue growth rate expected between 2010 and 2017. It is estimated at x.x **percent**.

Market Concentration - The market is dominated by major participants. The top four participants held close to xx percent of the market revenues for 2010.

Competitors - About xx companies are active in the soy proteins for sports nutrition in United states. Some of the major companies are Kyowa Hakko, DSM, Archer Daniel Midlands, and so on.

Market Drivers

Amino acids in Sports and Fitness Nutrition Market: Market Drivers Ranked in the Order of Impact (U.S), 2011-2017

Rank	Driver	1-2 Years	3-4 Years	5-7 Years
1	Proven Health Benefits and Functional Properties of Amino Acids			Low
2	Increasing Technological Advancements of Amino Acids	Medium		

Source: Frost & Sullivan

Market Drivers

Proven Health Benefits and Functional Properties of Amino Acids

The BCAAs leucine, isoleucine, and valine are used extensively in sports and fitness supplements to enhance the muscle performance of athletes. These are used to improve endurance and serve as a store of energy for skeletal muscles. BCAAs are increasingly being incorporated into supplements for athletes because they help delay muscle fatigue and hence allow the athlete to achieve better results from strength training. The proven health benefits and functional properties of amino acids are, therefore, seen to be a major driver operating in this market.

Increasing Technological Advancements of Amino Acids

Several technological advancements have been made in the field of amino acids which have led to development of smooth texture and taste profile. Companies have developed pre digested forms of amino acids which have dipeptides and tripeptides that can be easily absorbed prior or after the workout without much delay. This factor is expected to drive the usage of amino acids as sports and fitness nutrition ingredient.

Market Restraints

Amino Acids in Sports and Fitness Nutrition Market: Market Restraints Ranked in the Order of Impact (U.S), 2011-2017

Rank	Restraints	1-2 Years	3-4 Years	5-7 Years
1	Price Fluctuations		Medium	
2	Competition from Alternative Proteins		Low	

Source: Frost & Sullivan

Market Restraints

Price Fluctuations

The US amino acids market has been subject to significant price fluctuations. The major reasons for such fluctuations are variations in supply due to weather and policy changes. For example, the dairy ingredients market experienced extreme price fluctuations between 2007 and 2009 characterised by sharp increase in prices followed by sharp fall. While large price fall can result in major cash flow and debt repayment crises and drive manufacturers into bankruptcy, high prices over a period of time may lead to loss of market share due to substitution.

Competition from Alternative Proteins

Amino acids are priced higher than other proteins. Distinctive functional properties of amino acids make it an unsubstitutable ingredient in many applications, the functional properties along with cost and supply issues have hindered the use of amino acids in applications where substitution is feasible. In addition to substitution from vegetarian sources, the growth of the amino acids is restrained by the use of a variety of cost-effective, dairy-based ingredients. Currently, many manufacturers use amino acids along with milk proteins.

Unit Shipment and Revenue Forecast

Amino Acids in Sports and Fitness Nutrition Market: Unit shipment and Revenue Forecast (U.S.), 2007-2017

Year	Units (MT)	Unit Growth Rate (%)	Revenues ($ Million)	Revenue Growth Rate (%)
2007	xxxx	--	xx.x	--
2008	xxxx	x.x	xx.x	x.x
2009	xxxx	x.x	xx.x	x.x
2010	xxxx	x.x	xx.x	x.x
2011	xxxx	x.x	xx.x	x.x
2012	xxxx	x.x	xx.x	x.x
2013	xxxx	x.x	xx.x	x.x
2014	xxxx	x.x	xx.x	x.x
2015	xxxx	x.x	xx.x	x.x
2016	xxxx	x.x	xxx.x	x.x
2017	xxxx	x.x	xxx.x	x.x



Revenues ($ Million)
Units (MT)
120.0
100.0
80.0
60.0
40.0
20.0
0.0
Revenues ($ Million)
10000
9000
8000
7000
6000
5000
4000
3000
2000
1000
0
Units (MT)
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
Year

The amino acids in the U.S. sports and fitness nutrition market expected to grow at a CAGR of x.x percent in unit shipments and x.x percent in revenues from 2010 to 2017.

Note: All figures are rounded; the base year is 2010. Source: Frost & Sullivan